EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT ("Agreement"), dated as of November 8, 2007, between THE ESTEE LAUDER COMPANIES INC., a Delaware corporation (the "Company"), and FABRIZIO FREDA, a resident of Rome, Italy (the "Executive" or "you"),

                              W I T N E S S E T H:

            WHEREAS, the Company and its subsidiaries are principally engaged in the business of manufacturing, marketing and selling skin care, makeup, fragrance and hair care products and related services (the "Business"); and

            WHEREAS, the Company desires to retain the services of the Executive from March 3, 2008 through June 30, 2011 and the Executive desires to provide services in such capacities to the Company, upon the terms and subject to the conditions hereinafter set forth; and

            WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") and the Stock Plan Subcommittee of the Compensation Committee have approved the terms of this Agreement; and

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

            1.    Employment Term.

            The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into employment from March 3, 2008 through June 30, 2011, unless terminated sooner pursuant to Section 6 hereof (the "Term of Employment"). The four-month period commencing on March 3, 2008 and ending on June 30, 2008 shall be the "First Contract Year" hereunder, and subsequent twelve-month periods shall be subsequent Contract Years.

            2.    Duties and Extent of Services.

            (a) During the Term of Employment, the Executive shall serve as President and Chief Operating Officer reporting to the Chief Executive Officer. The intention of the parties hereto is that the Executive will be the successor to the Chief Executive Officer of the Company and, subject to the Executive's performance of his duties for the Company and its subsidiaries and affiliates being satisfactory to the Board of Directors, such decision to succeed the Chief Executive Officer shall be made no later than July 1, 2009 with effect no later than July 1, 2010. In such capacities, the Executive shall render such executive, managerial, administrative and other services as customarily are associated with and incident to such positions, and as the Company may, from time to time, reasonably require of him consistent with such positions.

            (b) The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company's subsidiaries or affiliates as may from time to time be agreed by the Executive or assigned by the Chief Executive Officer or the Board of Directors, consistent with his position as President and Chief Operating Officer of the Company. The Executive shall not be entitled to any compensation other than the compensation provided


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for herein for serving during the Term of Employment in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board of Directors of the Company or the appropriate committee thereof shall specifically approve such additional compensation.

            (c) The Executive shall be a full-time employee of the Company and shall exclusively devote all his business time and efforts faithfully and competently to the Company and shall diligently perform to the best of his ability all of the duties required of him as President and Chief Operating Officer and in the other positions or offices of the Company or its subsidiaries or affiliates assigned to him hereunder. Notwithstanding the foregoing provisions of this section, the Executive may serve as a non-management director of such business corporations (or in a like capacity in other for-profit or not-for-profit organizations) as the Chief Executive Officer (at the time Executive is not the Chief Executive Officer) or the Board of Directors of the Company may approve, such approval not to be unreasonably withheld.

            (d) The Executive shall comply with the Company's stock ownership guidelines applicable to the Executive as they may be implemented and/or amended by the Board of Directors or the Compensation Committee of the Board of Directors.

            3. Base Salary and Incentive Bonus Compensation; Supplemental Deferral.

            (a) Base Salary. As compensation for all services to be rendered pursuant to this Agreement and as payment for the rights and interests granted by Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary (the "Base Salary") during the Term of Employment subject to the provisions of Section 3(d) below at the annualized rate of not less than $1,300,000.00. The Base Salary shall be reviewed for adjustment by the Compensation Committee of the Board of Directors of the Company in the event that the Executive succeeds the Chief Executive Officer in accordance with Section 2(a) hereof, in conformity with standards generally applicable to executive officers of the Company. Subject to Section 6(l) of this Agreement, all amounts of Base Salary provided for hereunder shall be payable in accordance with the regular payroll policies of the Company in effect from time to time.

            (b) Sign On Bonus. The Company shall pay to the Executive a "sign on" bonus of $1,000,000.00 within thirty (30) days of the first day of employment of the Executive at the Company under this Agreement; provided the Executive continues to be employed by the Company hereunder on the payment date.

            (c) Incentive Bonus Compensation. The Compensation Committee has established for the Executive the target bonus payout for the aggregate opportunities that may be awarded in respect of each fiscal year of the Company under the Company's Executive Annual Incentive Plan or any subsequent Bonus Plan for executives that is approved by the stockholders of the Company (the "Bonus Plan") in respect of each Contract Year after the First Contract Year under this Agreement. The target bonus payout for the aggregate opportunities in respect of each twelve (12) month Contract Year shall be no less than $2,500,000.00. In respect of the First Contract Year, the target bonus payout for the aggregate opportunities shall be an amount computed by multiplying $2,500,000.00 by a fraction, the numerator of which is the number of months (including fractions thereof) from the Employee's first day of employment under this Agreement through June 30, 2008 and the denominator of which is twelve (12) months, such amount to be guaranteed. Such target bonus payout for the aggregate opportunities shall be reviewed for adjustment by the Compensation Committee of the Board of Directors of the Company in the event that the Executive succeeds the Chief Executive Officer in accordance with Section 2(a) hereof, in


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conformity with standards generally applicable to executive officers of the
Company. Opportunities for each twelve (12) month Contract Year shall be subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference; provided, however, that except with respect to bonuses deferred in accordance with Section 3(d) hereof, and as otherwise indicated under Section 6, the bonus payout with respect to any fiscal year shall be paid to Executive no later than the 15th day of the third month following the end of such fiscal year.

            (d)   Deferral.

                  (i) Deferral Elections--In General. The Executive may elect to defer payment of all or any part of any incentive bonus compensation payable under Sections 3(b) and 3(c) by making an election, in a manner prescribed by the Company, on or before December 31 of the calendar year before the Contract Year begins (or such earlier date as may be necessary to comply with the applicable tax laws and regulations).

                  (ii) Deferral Elections--Performance-Based Compensation. For any incentive bonus compensation that qualifies as performance-based compensation under Treas. Reg. Section 1.409A-1(e) and is based upon a performance period of at least twelve (12) months, the Executive may make a deferral election at any time before the date that is six (6) months before the applicable performance period ends, but only if (i) the incentive bonus compensation is not readily ascertainable when the election is made and (ii) the service provider has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established.

                  (iii) Amounts Subject to Section 162(m). Except for compensation payable in respect of the First Contract Year (including Base Salary provided for in Section 3(a), the "sign on" bonus provided for in Section 3(b) and the incentive bonus compensation in respect of the First Contract Year provided in Section 3(c)), if any amount of Base Salary, any amount payable under the Bonus Plan, or any other amount payable to the Executive is not currently deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or like or successor provisions (a "Non-Deductible Amount"), the Company will defer payment of the Non-Deductible Amount until section 162(m) no longer applies to the Executive.

                  (iv)  Payment of Amounts Deferred and Vested. Subject to
Section 6(l), amounts credited to the Executive's Deferred Compensation Account will be paid to the Executive (or the Executive's designated beneficiary if the Executive dies before payment), subject to applicable withholding taxes on, or as soon as practicable after, the date the Executive separates from service with the Company (as defined in Treas. Reg. section 1.409A-1(h)). The Non-Deductible Amount will be paid at the earliest date at which the Company reasonably expects that the deduction will not be limited or eliminated by Code section 162(m). The Company, in its sole discretion, may provide an investment facility for all or a portion of such deferred amounts, but is not required to do so.

                  (v) Any amounts so deferred will be credited to a bookkeeping account in the name of the Executive as of the date scheduled for payment (the "Deferred Compensation Account"). The Deferred Compensation Account will be credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but limited to a maximum annual rate of 9%.




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            (e)   Supplemental Deferral. (i) The Company shall credit to a
bookkeeping account in the name of the Executive an annual supplemental deferral amount during the Term of Employment computed by taking the difference between $485,000.00 (the gross amount of the pension contributions made on behalf of the Executive by his former employer, using an effective tax rate of approximately forty-two (42) percent) and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on behalf of the Executive. Such amounts shall be credited with interest as of each June 30 for the duration of this supplemental pension bookkeeping account, compounded annually, at a rate per annum equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event shall such rate exceed 9%.

                  (ii) Subject to Section 6(l), amounts credited to the Executive's supplemental deferral account will be paid to the Executive (or the Executive's designated beneficiary if the Executive dies before payment), subject to applicable withholding taxes on, or as soon as practicable after, the date the Executive separates from service with the Company (as defined in Treas. Reg. section 1.409A-1(h)). The supplemental deferral will be paid at the earliest date at which the Company reasonably expects that the deduction will not be limited or eliminated by Code section 162(m). The Company, in its sole discretion, may provide an investment facility for all or a portion of such deferred amounts, but is not required to do so.

            4.    Equity-Based Compensation.

            (a) General; One-Time Award. The Company shall recommend to the Stock Plan Subcommittee of the Compensation Committee that the Executive be awarded under the terms and conditions of the Amended and Restated Fiscal 2002 Share Incentive Plan (the "Share Incentive Plan"), which are incorporated herein by reference, or successor plan and subject to the provisions of Section 6(k) below, equity-based compensation awards in accordance with the policies and procedures of the Company as in effect from time to time for its Executive Officers. The terms of such equity-based compensation awards shall be set forth in separate grant letters approved by the Stock Plan Subcommittee of the Compensation Committee. The recommended one-time equity-based compensation awards shall be of an equivalent value to a grant of stock options with respect to 100,000 shares of the Company's Class A Common Stock and determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant.

            (b) Annual Awards. In respect of each Contract Year after the First Contract Year, the Company shall recommend to the Stock Plan Subcommittee of the Compensation Committee that the Executive be awarded under the terms and conditions of the Amended and Restated Fiscal 2002 Share Incentive Plan (the "Share Incentive Plan"), which are incorporated herein by reference, or successor plan and subject to the provisions of Section 6(k) below, equity-based compensation awards in accordance with the policies and procedures of the Company as in effect from time to time for its Executive Officers. The terms of such equity-based compensation awards shall be set forth in separate grant letters approved by the Stock Plan Subcommittee of the Compensation Committee. The recommended annual equity-based compensation awards shall be of an equivalent value to a grant of stock options with respect to 250,000 shares of the Company's Class A Common Stock and determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant.



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            (c)   Certain Conditions. Executive acknowledges and agrees that any grant of equity-based compensation otherwise provided for in this Section 4 shall be effective as provided herein only to the extent permitted by the Share Incentive Plan, and this Agreement shall not obligate the Company to adopt any successor plan providing for the grant of equity-based compensation. If authority over the Company's equity compensation programs is changed from the Stock Plan Subcommittee to the Compensation Committee (or other committee), then after such change, references herein to the Stock Plan Subcommittee shall be to the appropriate committee.

            5.    Benefits.

            (a) Standard Benefits. During the Term of Employment, the Executive shall be entitled to participate in all pension and retirement savings, fringe benefit and welfare plans, including life insurance, medical, health and accident, disability, and vacation plans and programs maintained by the Company from time to time for senior executives at a level commensurate with his position. The Executive acknowledges that participation in such programs may result in the receipt by him of additional taxable income.

            (b) Perquisite Reimbursement; Financial Counseling. During the Term of Employment, the Company shall reimburse the Executive for the actual expenses incurred by him in connection with his professional standing, in accordance with the guidelines set out in the Company's Senior Executive Compensation Program Perquisite Plan and upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive. Such reimbursement shall generally occur within seventy-five (75) days after the end of the calendar year of presentment, provided that such presentment occurs within ninety (90) days after the date the related expense were incurred. Notwithstanding the above, to the extent that the expenses were incurred in one calendar year and presentment occurs in the following calendar year, such reimbursement shall occur by the end of the calendar year in which the presentment occurs. In no event shall the gross amount of such reimbursements be greater than $15,000.00 in respect of any calendar year during the Term of Employment, nor shall amounts that are not reimbursed in one calendar year up to the $15,000.00 per year limitation be able to be used in another calendar year or otherwise be made available to the Executive. Additionally, the Company will pay directly to the service provider following presentment of invoice(s) reasonably acceptable to the Company up to $5,000.00 per year for reasonable financial counseling services for the Executive, and in no event shall amounts up to the $5,000.00 per year limitation that are not paid in one calendar year be able to be used in another calendar year or otherwise be made available to the Executive. The Executive acknowledges that participation in such programs will result in the receipt by him of additional taxable income.

            (c) Executive Auto. The Executive will participate in the Executive Automobile Program of the Company, and may elect to be provided an automobile having an acquisition value of up to $50,000.00. Alternatively, the Executive may receive an automobile allowance in the gross monthly amount of $1,100.00. The Executive acknowledges that participation in this program will result in the receipt by him of additional taxable income.

            (d) Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel (inclusive of first class air travel), business entertainment and other business out-of-pocket expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting


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information as the Company may reasonably require of the Executive. The timing of payment of such reimbursements and presentation by the Executive of expenses incurred shall be in accordance with the rules described in Section 5(b).

            (e) Spousal Travel. The Executive may upon prior approval of the Chief Executive Officer (or the Chairman of the Board if the Executive is the Chief Executive Officer) or his or her designee, arrange for his spouse or domestic partner to accompany him on up to two (2) business related travel itineraries per fiscal year, on a reasonable basis, at Company expense. Any reimbursement for such travel shall require presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive, in accordance with the timeframe described in Section 5(b). The Executive acknowledges that participation in this program will result in the receipt by him of additional taxable income.

            (f) Executive Term Life Insurance. During the Term of Employment, the Company shall pay premiums on a term life insurance policy with a face amount of $5,000,000.00. Such obligation to pay premiums is subject to standard underwriting conditions. The Executive acknowledges that this coverage will result in the receipt by him of additional taxable income.

            (g) Relocation Allowances and Expenses. The Company shall pay to the Executive relocation allowances and expenses related to the Executive's relocation from Rome, Italy to the New York area in accordance with the Company's international relocation policy in effect from time to time.

            6.    Termination.

            (a) Permanent Disability. In the event of the "permanent disability" (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to receive (i) any accrued but unpaid salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of his termination of employment, such salary to be paid in accordance with Section 3(a) and such other amounts to be paid in accordance with applicable payment provisions herein; (ii) bonus compensation earned but not paid under Section 3(c) hereof that relates to any Contract Year ended prior to the date of his termination of employment, to be paid in accordance with Section 3(c) hereof; (iii) a pro-rata portion of the annual bonus payout that the Executive would have been entitled to receive had he remained in employment through the end of the Contract Year during which termination due to permanent disability occurred, based on the portion of the Contract Year that has elapsed prior to such termination, and paid in accordance with Section 3(c) hereof; (iv) reimbursement for financial counseling services specified under Section 5(b) hereof in the amount of $5,000.00 for a period of one (1) year from the date of termination, in accordance with Section 5(b) hereof; and (v) his Base Salary under Section 3(a) hereof for a period of one
(1) year from the date of termination as a result of permanent disability (the "Disability Continuation Period"), paid in accordance with Section 6(l)(i) hereof; provided, however, that the Company shall only be required to pay that amount of the Executive's Base Salary which shall not be covered by short-term disability payments or benefits or long-term disability payments or benefits, if any, to the Executive under any Company plan or arrangement. In addition, upon termination for permanent disability, the Executive shall continue to


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participate, to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in the supplemental deferral arrangement discussed in Section 3(e) hereof, and in any and all healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements of the Company during the Disability Continuation Period (disregarding any required delay in payments under Section 6(l)). Thereafter, the Executive's rights to participate in such programs and plans, or to receive similar coverage, if any, shall be as determined under such programs. Because continued participation in any qualified pension and qualified retirement savings plans of the Company is not permitted during the Disability Continuation Period, the Company shall provide to the Executive, subject to
Section 6(l), cash payments, to be paid in accordance with Section 6(l)(i), equal to the sum of (x) the maximum qualified defined contribution retirement savings plan match for pre-tax and after-tax contributions allowable by the plan and by applicable laws and regulations for each year during the Disability Continuation Period (or other period as expressly provided herein), and (y) the excess of the benefit that would have been received by the Executive had he been credited with additional years of age and service equal to the Disability Continuation Period (or other period as expressly provided herein) over the actual benefit to which the Executive is entitled, in each case, under any and all qualified and non-qualified defined benefit pension plans and qualified defined contribution retirement savings plans in which the Executive participates as of the date of termination of employment, calculated as of and based upon the Executive's date of termination (such sum, the "Pension Replacement Payment"). Notwithstanding the above, any amounts payable under this
Section 6(a) that are separation pay as described under Treas. Reg. ss.1.409A-1(b)(9)(iii)(A) shall be paid no later than December 31 of the second calendar year following the year in which the Executive's termination for permanent disability occurs; any amounts payable under this Section 6(a) that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 6(l) of this Agreement. Except as otherwise provided in this Section 6(a), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise. For purposes of this Section 6(a), "permanent disability" means any disability as defined under the Company's applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of him in accordance with his obligations under
Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.

            (b) Death. In the event of the death of the Executive during the Term of Employment, Executive's employment and this Agreement shall automatically terminate. In the event of such termination the Company shall have no further obligations hereunder, except to pay the Executive's beneficiary or legal representative (i) any accrued but unpaid salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of his death, in accordance with Section 3(a) and other applicable payment provisions herein; (ii) bonus compensation earned but not paid under Section 3(c) hereof that relates to any Contract Year ended prior to the date of his death, in accordance with Section 3(c) hereof; (iii) a pro-rata portion of the annual bonus payout the Executive would have been entitled to receive had he remained in the employ of the Company through the end of the Contract Year during which termination due to his death occurred, based on the portion of the Contract Year that has elapsed prior to such termination, and paid in accordance with Section 3(c) hereof; (iv) reimbursement for financial counseling services specified under Section 5(b) hereof in the amount of $5,000.00 per year for a period of one (1) year from the date of termination, in accordance with Section 5(b) hereof; and (v) for a period of one (1) year from the date of his death, the Executive's Base Salary as established under Section 3(a) hereof as of the date of his death, paid in accordance with Section 3(a) hereof; provided, however,


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that, except as otherwise provided in this Section 6(b), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.

            (c) Termination Without Cause. The Company shall have the right, upon ninety (90) days' prior written notice given to the Executive, to terminate the Executive's employment for any reason whatsoever (excluding for Cause (as defined below)). In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to
(i) receive any accrued but unpaid salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of his termination without Cause, such salary to be paid in accordance with Section 3(a) and such other amounts to be paid in accordance with applicable payment provisions herein; (ii) receive bonus compensation earned but not paid under Sections 3(b) and (c) hereof that relates to any Contract Year ended prior to the date of his termination without Cause, to be paid in accordance with Sections 3(b) and (c) hereof; (iii) receive a pro-rata portion of the annual bonus payout that the Executive would have been entitled to receive had he remained in employment through the end of the Contract Year during which the termination without Cause occurred, based on the portion of the Contract Year that has elapsed prior to such termination, and paid in accordance with Section 3(c) hereof; (iv) receive as damages (A) for a period ending on a date two (2) years from the date of termination without Cause, to be paid in accordance with Section 6(l)(i), his Base Salary as established under and in accordance with Section 3(a) hereof and
(B) bonus compensation equal to fifty percent (50%) of the average of the actual annual bonuses paid or payable (with respect to completed Contract Years) to the Executive during the Term of Employment, or, if such termination occurs prior to the payment of any bonus hereunder, $1,250,000.00, to be paid in accordance with
Section 6(l)(i); (v) receive reimbursement for financial counseling services specified under Section 5(b) hereof in the amount of $5,000.00 for each year during a period of two (2) years from the date of termination, in accordance with Section 5(b) hereof; and (vi) participate for a period ending on a date two
(2) years from the date of termination without Cause (the "Without Cause Continuation Period"), to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in the supplemental deferral arrangement discussed in Section 3(e) hereof, and in any and all healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements, on terms identical to those applicable to full-term senior officers of the Company. Because continued participation in any qualified pension and qualified retirement savings plans of the Company is not permitted during the Without Cause Continuation Period, the Company shall provide to the Executive, subject to Section 6(l), cash payments, to be paid in accordance with Section 6(l)(i), equal to the Pension Replacement Payment (as defined in Section 6(a)) with respect to the Without Cause Continuation Period. Notwithstanding the above, any amounts payable under this Section 6(c) that are separation pay as described under Treas. Reg. ss.1.409A-1(b)(9)(iii)(A) shall be paid no later than December 31 of the second calendar year following the year in which the Executive's termination pursuant to this Section 6(c) occurs; any amounts payable under this Section 6(c) that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 6(l) of this Agreement. Except as otherwise provided in this Section 6(c), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise. In the event of termination pursuant to this Section 6(c), the Executive shall not be required to mitigate his damages hereunder.

            (d) Cause. The Company shall have the right, upon notice to the Executive, to terminate the Executive's employment under this Agreement for "Cause" (as defined below), effective upon the Executive's receipt of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive his accrued but unpaid salary, in accordance with Section 3(a) hereof, and


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provide the Executive with any benefit under the employee benefit programs and plans of the Company as determined under such programs and plans upon and as of such a termination for Cause. Except as otherwise provided in this Section 6(d), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.

            For purposes of this Agreement, "Cause" means:

                  (i) a material breach of, or the willful failure or refusal by the Executive to perform and discharge duties or obligations he has agreed to perform or assume under this Agreement (other than by reason of disability or death) that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal;

                  (ii) willful misconduct by the Executive, unrelated to the Company or any of its subsidiaries or affiliates, that could reasonably be anticipated to have a material adverse effect on the Company or any of its subsidiaries or affiliates (the determination of Cause to be made by the Chief Executive Officer (or the Chairman of the Board if the Executive is the Chief Executive Officer) in his or her reasonable judgment or the Company's Board of Directors in its reasonable judgment);

                  (iii) the Executive's gross negligence, whether related or unrelated to the business of the Company or any of its subsidiaries or affiliates which could reasonably be anticipated to have a material adverse effect on the Company or any of its subsidiaries or affiliates that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the Executive by the Company, such notice to state with specificity the nature of the conduct complained of (the determination of Cause to be made by the Chief Executive Officer (or the Chairman of the Board if the Executive is the Chief Executive Officer) in his or her reasonable judgment or the Company's Board of Directors in its reasonable judgment);

                  (iv) the Executive's failure to follow a lawful directive of the Chief Executive Officer (or the Chairman of the Board if the Executive is the Chief Executive Officer)) or the Board of Directors of the Company that is within the scope of the Executive's duties for a period of ten (10) business days after notice from Chief Executive Officer (or the Chairman of the Board if the Executive is the Chief Executive Officer) or the Board of Directors of the Company specifying the performance required;

                  (v) any violation by the Executive of a policy contained in the Code of Conduct of the Company (the determination of Cause to be made by the Chief Executive Officer (or the Chairman of the Board if the Executive is the Chief Executive Officer) in his or her reasonable judgment or the Company's Board of Directors in its reasonable judgment);

                  (vi) drug or alcohol abuse by the Executive that materially affects the Executive's performance of his duties under this Agreement; or

                  (vii) conviction of, or the entry of a plea of guilty or nolo contendere by the Executive for, any felony.

            (e) Termination by Executive. The Executive shall have the right, exercisable at any time during the Term of Employment, to terminate his employment for any reason whatsoever, upon ninety (90) days' prior written notice to the Company. Upon such termination, the Company shall have no further obligations hereunder other than to (i) pay the Executive his accrued but unpaid salary, in accordance with Section 3(a) hereof; (ii) provide bonus compensation, if any, earned but not paid under Sections 3(c) hereof that relates to any Contract Year ended prior to the date of such a termination by the Executive, in accordance with Sections 3(c) hereof; and (iii) provide the Executive with any benefit under the employee benefit programs and plans of the Company as determined under such programs and plans upon and as of such a termination by the Executive to the extent that any such benefit is permitted by applicable law and regulations and provided that any such benefit shall not be provided beyond a period ending on a date two (2) years from the date of such termination by the Executive. Any amounts payable under this Section 6(e) that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with,
Section 6(l) of this Agreement. Except as otherwise provided in this Section 6(e), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.

            (f) Termination by Executive for Material Breach. The Executive shall have the right, exercisable by notice to the Company, to terminate his employment effective ninety (90) days after the giving of such notice, if, at any time during the Term of Employment, the Company shall be in material breach of its obligations hereunder; provided, however, that such notice must be provided to the Company within thirty (30) days of the date on which the Executive obtains knowledge or reasonably should obtain knowledge of such material breach; and provided further, that such termination will not become effective if within thirty (30) days after receiving the notice the Company shall have cured all such material breaches of its obligations hereunder. For purposes of this Section 6(f), a material breach shall only be, (i) a material reduction in the Executive's authority, functions, duties or responsibilities provided in Section 2 hereof, (ii) the Company's failure to make the decision to elect the Executive to the office of Chief Executive Officer of the Company on or prior to July 1, 2009 or to elect the Executive to the office of Chief Executive Officer of the Company on or prior to July 1, 2010; provided on each such date Executive is still employed by the Company and has not otherwise given notice of his intent to terminate employment, or (iii) the Company's failure to pay any award that the Executive is entitled to receive pursuant to the terms of this Agreement. Such termination shall be deemed to be a termination without Cause and shall be controlled by the provisions of Section 6(c) hereof. Any amounts payable under this Section 6(f) that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 6(l) of this Agreement. Except as otherwise provided in this Section 6(f), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.

            (g)   Change of Control.

                  (i)   Definitions. For purposes of this Agreement,

                        (A) a "Change of Control" shall be deemed to have occurred upon any of the following events:

                  (i) On or after the date there are no shares of Class B Common Stock, par value $.01 per share, of the Company outstanding, any person as such term is used in Section 13(d) of the Exchange Act or person(s) acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company, any subsidiary, any employee benefit plan sponsored by the Company or any member of the Lauder family or any family-controlled entities (collectively, the "Lauder Family")) shall acquire (or shall have acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person(s)) and shall "beneficially own" (as defined in Rule 13d-3 under the Exchange

            Act), directly or indirectly, at least thirty (30) percent of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

                  (ii)  During any period of twelve consecutive months, either
            (A) the individuals who at the beginning of such period constitute the Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof (B) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

                  (iii) Consummation of a sale or other disposition (in one
            transaction or a series of transactions) of all or substantially all of the assets of the Company; or

                  (iv)  Consummation of a merger or consolidation of the Company
            (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of the Company's common stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for common stock of the subsidiary) or (B) pursuant to which all shares of the Company's common stock are converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the shares of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation.


                              Notwithstanding the foregoing, (X) changes in
the relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, by itself, constitute a Change of Control of the Company, (Y) any spin-off of a division or subsidiary of the Company to its stockholders shall not constitute a Change of Control of the Company.

                        (B) "Continuing Directors" shall mean (1) the directors in office on the date hereof and (2) any successor to such directors and any additional director who after the date hereof was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

                        (C) "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, within two (2) years after the occurrence of a Change in Control:

                              (1)   (a) the assignment to the Executive of any
duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities as contemplated by Section 2 hereof, or
(b) any other material adverse change in such position, including title, authority or responsibilities;

                              (2)   any failure by the Company to comply with
any provisions of Sections 3, 4 or 5 hereof, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive, provided that the Executive provides such notice within ninety (90) days after the initial date of such failure by the Company and provided the Company has been provided at least thirty (30) days during which it may remedy such failure;

                              (3)   the Company's requiring the Executive to be
based at any office or location more than fifty (50) miles from that location at which he performed his services specified under the provisions of Section 2 immediately prior to the Change in Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

                              (4)   any failure by the Company to obtain the
assumption and agreement to perform this Agreement by a successor as contemplated by Section 14, unless such assumption occurs by operation of law.

                  (ii) Termination for Good Reason. Within two (2) years after the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. Such termination shall be deemed to be a termination without Cause and shall be controlled by the provisions of Section 6(c) and
Section 6(l) hereof, including the required delay in payment for the six-month period following the date of termination for any amounts determined to be subject to Code section 409A, as described in Section 6(l). Except as otherwise provided in this Section 6(g)(ii), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.


            (h)   Certain Limitations.

                  (i) Notwithstanding anything to the contrary contained herein, in the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code, or any similar tax that may hereafter be imposed, the Covered Payments shall be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax.

                  (ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                        (A) such Covered Payments will be treated as "parachute payments" to the extent they exceed the "2.99 base amount threshold" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the date of the change in ownership or control or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or are otherwise not subject to such Excise Tax, and

                        (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

            (i) Non-Renewal. In the event (A) the Company does not offer the Executive renewal of the Term of Employment on the basis of terms no less favorable, in the aggregate, than those pending at the time of the conclusion of the Term of Employment and, as a result, the Company terminates the Executive's employment with the Company or (B) the Company does not offer prior to June 30, 2011 continued employment of the Executive on the basis of terms no less favorable, in the aggregate, than those pending at the time of the conclusion of the Term of Employment and, as a result the Executive terminates his employment with the Company by giving notice on or prior to July 31, 2011, then in each case such termination shall be deemed to be a termination without Cause and shall be controlled by the provisions of Section 6(c) and Section 6(l) hereof, including the required delay in payment for the six-month period following the date of termination for any amounts determined to be subject to Code section 409A, as described in Section 6(l). Except as otherwise provided in this Section 6(i), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise. This provision 6(i) shall not apply (i) if the offer of continued employment (A) is for an unstated period of time or for a period of less than three (3) years and four (4) months, (b) contains no guaranteed bonuses or "sign on" bonus, (c) omits a benefit not available to other executive officers or (d) does not include reference to the Executive becoming Chief Executive Officer of the Company or (ii) if at the time of renewal any of (x) the Board of Directors, (y) the Compensation Committee and/or the Stock Plan Subcommittee of the Board of Directors or (z) the stockholders of the Company have changed the Company's policy regarding the use of written employment agreements for executive officers, the form of equity-based compensation, or the mix of cash and non-cash compensation.

            (j) Continued Employment Beyond the Non-Renewal or Expiration of the Term of Employment. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the non-renewal or expiration of the Term of Employment shall be deemed an employment-at-will and shall not be deemed to extend any of the provisions of this Agreement, and Executive's employment may thereafter be terminated at will by either Executive or the Company.

            (k) Effect of Termination. In addition to the foregoing, in the event that this Agreement shall be terminated pursuant to the provisions of subparagraphs 6(a), 6(b), 6(c), 6(f), 6(g) or 6(i) above, and the Executive is not considered to be retirement eligible under the terms and conditions of the Company's qualified defined benefit pension plan, if any, notwithstanding anything to the contrary contained in the Company's Share Incentive Plan or other similar equity plan, (i) all stock options granted to the Executive during the Term of Employment shall become immediately exercisable and shall be exercisable until the earlier to occur of (A) the end of the stock option term as set forth in the applicable option agreement(s); or (B) the first anniversary of the date that Base Salary continuation payments end, after which all such option awards shall expire and be of no further force or effect and (ii) all restricted stock units and performance share units granted to the Executive shall continue to vest through the last date that Base Salary continuation payments, if any, are made hereunder. The vesting and exercisability provided for in the previous sentence shall be subject to all provisions relating to post-employment exercises set forth in the applicable Share Incentive Plan and option agreement(s). Subject to the preceding sentences, upon the termination of the Executive's employment hereunder for any reason, the Company shall have no further obligations hereunder, except as otherwise provided herein. The Executive, however, shall continue to have the obligations provided for in

Sections 7 and 8 hereof. Furthermore, upon any such termination, the Executive shall be deemed to have resigned immediately from all offices and directorships held by him in the Company or any of its subsidiaries.

            (l) Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, "Section 409A"). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under
Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. The Company shall from time to time compile a list of "specified employees" as defined in, and pursuant to, Treas. Reg.
Section 1.409A-1(i). Notwithstanding any other provision herein, if the Executive is a specified employee on the date of termination, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six (6) months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. If any payment to the Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence, unless specified otherwise in Section 6(l)(i) hereof. Although the Company shall consult with Executive in good faith regarding implementation of this Section 6(l), neither the Company nor its employees or representatives shall have liability to the Executive with respect to any additional taxes that the Executive may be subject to in the event that any amounts under this Agreement are determined to violate Code section 409A.

                  (i) Notwithstanding the above, amounts described as being subject to payment in accordance with the provisions of this Section 6(l)(i) shall be subject to a delay in payment for a six-month period following the date of termination and shall be paid as follows: For any Base Salary under Section 6(a)(v) or Section 6(c)(iv)(A) to be continued beyond the date of termination and for any Pension Replacement Payment, all payments that would have been made during the six-month period immediately following the date of termination shall be made in a single cash payment on the first business day following the expiration of such six-month period, and as of the first business day following the expiration of such six-month period all such payments shall resume in accordance with the regular payroll practices of the Company until the end of the specified period; any bonus payments under Section 6(c)(iv)(B) shall be paid in a single lump sum payment on the first business day following the expiration of such six-month period.

            (m) Release of Claims. As a condition precedent to the receipt of payments and benefits pursuant to this Section, the Executive, or, in the case of his death or Disability that prevents the Executive from performing his obligation under this Section 6(m), his personal representative, and his beneficiary, if applicable, will execute an effective general release of claims against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents in a form substantially similar to general releases signed by other key employees of the Company receiving post-employment termination payments and benefits; provided, however, that such effective release will not affect any right that the Executive, or in the event of his death, his personal representative or beneficiary, otherwise has to any payment or benefit provided for in this Agreement or to any vested benefits the Executive may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the Executive has under any other agreement between the Executive and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the Executive's employment.

            (n) Relocation. In the event of termination of the Executive's employment hereunder for any reasons other than for "Cause" pursuant to Section 6(d) hereof, the Company shall reimburse the Executive for the actual cost of relocating Executive and his family from the New York City area to Rome, Italy. Such reimbursement shall be subject to the Executive actually undertaking relocation within one (1) year from the termination of his employment and will be capped at the amount reimbursed with respect to his relocation from Rome, Italy to the New York City area.


            7.    Confidentiality; Ownership.

            (a) The Executive agrees that he shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company, its subsidiaries or affiliates and any other business or proposed business of the Company or any of its subsidiaries or affiliates, any "Protected Information" in any "Unauthorized" manner or for any "Unauthorized" purpose (as such terms are hereinafter defined).

                  (i) "Protected Information" means trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or affiliates, whether in tangible or intangible form, pertaining to the Business or any other business or proposed business of the Company or any of its subsidiaries or affiliates, including, but not limited to, research and development, operations, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, formulas, techniques, machinery, contracts, financial information or measures, business methods, business plans, details of consultant contracts, new personnel hiring plans, business acquisition plans, customer lists, business relationships and other information owned, developed or possessed by the Company or its subsidiaries or affiliates; provided that Protected Information shall not include information that becomes generally known to the public or the trade without violation of this Section 7.

                  (ii) "Unauthorized" means: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates;
(B) otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company or any of its subsidiaries or affiliates empowered to issue such instruction or directive; or (D) in contravention of any duty existing under law or contract. Notwithstanding anything to the contrary contained in this Section 7, the Executive may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law or to his legal counsel and, in connection with a determination under
Section 6(h), to accounting experts; provided that the Executive shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

            (b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the Business or any business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Executive's employment with the Company or any of its subsidiaries or affiliates (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company. The Executive hereby assigns to the Company, in consideration of the payments set forth in Section 3(a) hereof, all of his right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the Business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term of Employment.

            (c) During the Term of Employment, the Company, its subsidiaries and affiliates shall have the exclusive right to use the Executive's name and image throughout the world in its advertising and promotional materials in connection with the advertising and promotion of the Company, its subsidiaries and affiliates, and their products. After the expiration of the Term of Employment, the Company, it subsidiaries and affiliates shall have the non-exclusive right in perpetuity to use the Executive's name and image throughout the world solely in connection with promotional materials related to the history of the Company, it subsidiaries and affiliates, and their products. The consideration for such rights is the payments set forth in Section 3(a) hereof. The rights conveyed hereby may be assigned by the Company, its subsidiaries or affiliates to a successor in the interest of the Company or the relevant subsidiary or affiliate or their businesses or product lines.

            (d) The provisions of this Section 7 shall, without any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

            8. Covenant Not to Compete. The Executive agrees that during the Executive's employment with the Company or any of its subsidiaries or affiliates and for a period of two (2) years commencing upon the expiration or termination of the Executive's employment for any reason whatsoever (the "Non-Compete Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

            (a) solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate his, her or its employment with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this Section 8 (a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six (6) months preceding any solicitation in question); or

            (b) directly or indirectly engage, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Business or any business of the Company or any of its subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of the Executive's employment with the Company and its subsidiaries and affiliates; provided, however, that nothing in this Section 8(b) shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any of its subsidiaries or affiliates, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent, at the time of acquisition, not more than 3% of the aggregate voting power of such business enterprise.

To ensure that the Company is able to enforce these provisions in Sections 8(a) and (b) above, the Executive and the Company further agree that if such noncompetition and nonsolicitation requirements should be violated during this additional two-year period after the Executive's termination of employment, the remedy (determined at the Company's option) shall be either equitable relief (in the form of an injunction to stop the violation), or liquidated damages payable by the Executive to the Company in an amount equal to (a) (i) (A) twenty-four
(24) minus (B) the number of full months between the date of Executive's termination and the date of breach ("Months Complied") divided by (ii) 12, times
(b) one year's Base Salary in effect at the time of termination.


In other words:


           Twenty-four (24) - Months Complied
              -----------------------------       x      One Year's Base Salary
                         12

If equitable relief is elected by the Company as an alternative to liquidated damages, any equitable relief shall not include any forfeiture or cash refund of monies or benefits. If liquidated damages is elected by the Company, the Company may elect not to pay amounts that would otherwise be payable but for the breach; provided that, the Executive would remain liable to the Company to the extent that the liquidated damages exceeded the amounts not paid by the Company. The foregoing shall have no impact on the operation of the provisions of any other compensation program of the Company or its subsidiaries, including without limitation the Amended and Restated Fiscal 2002 Share Incentive Plan.

            9. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the other current or planned businesses of it and its subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 7 or 8 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Section 7 or 8 hereof specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it or them for such breach or threatened breach, including the recovery of damages from the Executive. This provision shall, without any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

            10. Deductions and Withholding. The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

            11. Entire Agreement. Except for the Amended and Restated Fiscal 2002 Share Incentive Plan, the Executive's outstanding stock option and other equity-compensation agreements, the Executive Annual Incentive Plan, the Executive Perquisites Program, the Executive Automobile Program, the term life insurance arrangement between the Company and the Executive, the Company's qualified and non-qualified defined benefit pension plans, the Company's qualified defined contribution retirement savings plan and applicable successor plans or agreements, this Agreement embodies the entire agreement of the parties with respect to the Executive's employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company or any of its subsidiaries or affiliates, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

            12. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

            13.   Governing Law; Jurisdiction.

            (a) This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflict of laws principles.

            (b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New York located in the Borough of Manhattan of the City of New York or in a Federal court located within the Southern District of New York. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New York law.

Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

            14. Assignability. The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. Unless assumption occurs by operation of law, the Company shall require any successor by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a majority of the operating assets or business of the Company.

            15. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 7 and 8 hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, or the validity or enforceability of this Agreement, which shall be given full effect without regard to the invalid or unenforceable part thereof.

            If any court construes any of the provisions of Section 7 or 8 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

            16. Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day or two-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

            The Company:

            The Estee Lauder Companies Inc.
            767 Fifth Avenue
            New York, New York 10153
            Attn:       General Counsel
            Tel:  (212) 572-3980
            Fax:  (212) 572-3989




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



            The Executive:

            Fabrizio Freda
            Via Giacomo Carissimi, 28-c
            00198 Rome
            Italy


Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day or two-day delivery, the next business day or two business days, as applicable, following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

            17. No Conflicts. The Executive hereby represents and warrants to the Company that his execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not (i) require the consent, approval or action of any other person or (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to the Executive's employment to which the Executive is a party or by which the Executive is bound or subject. The Executive hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (and such affiliates' directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including interest, penalties and reasonable attorneys' fees, disbursements and related charges) based upon or arising out of the Executive's breach of any of the foregoing representations and warranties.

            18. Legal Fees. Following a Change of Control, the Company shall reimburse the Executive up to $20,000.00, in the aggregate, for all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by the Executive in an action (i) by the Executive to obtain or enforce any right or benefit to which the Executive is entitled under this Agreement or (ii) by the Company to enforce a post-termination covenant referred to in Section 7 or 8 against the Executive, in each case, provided that the Executive substantially prevails in such action. Such amount shall be reimbursed to the Executive by the end of the calendar year in which the Executive substantially prevails in such action, based on the date of any settlement, judgment, or other official document evidencing same.

            19. Cooperation. During the Term of Employment and thereafter, Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal therefrom) that relates to events occurring during Executive's employment with the Company.

            20. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.


                                          THE ESTEE LAUDER COMPANIES INC.


                                          By:   /s/ Amy DiGeso
                                                --------------------------------
                                          Name:  Amy DiGeso
                                          Title: Executive Vice President,
                                                 Global  Human Resources


                                          /s/ Fabrizio Freda
                                          --------------------------------------
                                                 Fabrizio Freda




















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